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Exhibit 11. Statement re Computation of per share earnings

THREE MONTHS ENDED MARCH 31, 2004

BASIC EARNINGS PER SHARE:

Net Income                                           $729,291          =      $0.49
------------------------------------------------     ---------------
Weighted Average Number of Common Shares             1,499,574


DILUTED EARNINGS PER SHARE:

Net Income                                           $729,291          =      $729,291 =       $0.49
------------------------------------------------     ---------------          --------
Weighted Average Number of Common Shares             1,499,574+3,202          1,502,776
Adjusted for Effect of Outstanding Options
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